PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS WHICH CONSTITUTES PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO AN AGGREGATE OF 474,828 SHARES OF THE REGISTRANT'S COMMON STOCK PREVIOUSLY REGISTERED ON A FORM S-3, REGISTRATION NO. 333-3404.

       As filed with the Securities and Exchange Commission on July 25, 1997
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                                MACROMEDIA, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                    94-3155026
    (State or other jurisdiction of       (I.R.S. employer identification no.)
   incorporation or organization)

                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 252-2000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                             ______________________

                              JOHN C. PARSONS, JR.
                             CHIEF FINANCIAL OFFICER
                                MACROMEDIA, INC.
                         600 TOWNSEND STREET, SUITE 310W
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 252-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ______________________

                                   Copies to:
                            ROBERT A. FREEDMAN, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                           PALO ALTO, CALIFORNIA 94306
                                 (415) 494-0600
                             -----------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME
        TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                                CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE          OFFERING PRICE PER       AGGREGATE OFFERING     AMOUNT
       TO BE REGISTERED                        REGISTERED(1)              SHARE(1)                 PRICE(1)      REGISTRATION FEE(1)
=================================================================================================================================
  Common Stock $.001 par value per share       599,996 shs.           $  9.1875               $  5,512,463         $  1,671
                                                                         --------                ----------           ------
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on July 23, 1997. An additional 574,828 shares are being carried forward from Registration No. 333-3404 originally filed on April 8, 1996. A filing fee in the amount of $12,574 was paid at that time.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------


                                1,074,824 SHARES

                                MACROMEDIA, INC.

                                  COMMON STOCK
                                  ____________





         All of the 1,074,824 shares of Common Stock offered hereby are being sold by the FutureWave Selling Stockholders (as defined below) and the Iband Selling Stockholder (as defined below) named herein under "Selling Stockholders." Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares. The Common Stock of Macromedia, Inc. (the "Company") is quoted on the Nasdaq National Market under the symbol "MACR." The shares of Common Stock offered hereby will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On July 24, 1997, the closing price of the Common Stock on the Nasdaq National Market was $9.656 per share.

         474,828 of the shares offered hereby were issued by the Company in connection with its acquisition of Iband, Inc. ("Iband") to one of the stockholders of Iband (the "Iband Selling Stockholder") on March 14, 1996. The shares of Common Stock offered by the Iband Selling Stockholder hereby represent approximately 1.2 percent of the Company's currently outstanding Common Stock.

         599,996 shares of the Common Stock offered hereby were issued by the Company in connection with its acquisition of FutureWave Software, Inc. ("FutureWave") to the stockholders of FutureWave (the "FutureWave Selling Stockholders") on December 31, 1996. The shares of Common Stock offered by the FutureWave Selling Stockholders hereby represent 1.6 percent of the Company's currently outstanding Common Stock.

                              ___________________

                 SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREOF
  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
             WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                               ___________________



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.




--------------------------------------------------------------------------------
                THE DATE OF THIS PROSPECTUS IS __________, 1997.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") two Registration Statements on Form S-3 (together with all amendments and exhibits, the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statements. Statements in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract is filed as an exhibit to one of the Registration Statements, reference is made to such copy, and each such statement shall be deemed qualified in all respects by such reference. Copies of the Registration Statements may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth below.


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended March 31, 1997.

(b) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on October 22, 1993, as amended by Amendment No. 1 on Form 8-A/A filed with the Commission on October 5, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), upon written or oral request to John C. Parsons, Jr., Vice President of Finance and Operations, Chief Financial Officer and Secretary, Macromedia, Inc., 600 Townsend Street, Suite 310W, San Francisco, California 94103; telephone number
(415) 252-2000.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

         The principal executive offices of the Company are located at 600 Townsend Street, San Francisco, California 94103 and its telephone number is
(415) 252-2000. In this Prospectus, the term "Macromedia" or "Company" refers to Macromedia, Inc., a Delaware corporation, its predecessors and its subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

         Investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY RESULTS; PRODUCT INTRODUCTION DELAYS

         The Company's quarterly operating results vary significantly depending on the timing of product introductions and enhancements by the Company. A substantial portion of the Company's revenues are derived from its three key products: Director, FreeHand and Authorware, in both standalone and studio format. The Company has in the past experienced delays in the development of new products and enhancement of existing products, and such delays may occur in the future. If the Company were unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability could have a material adverse effect on the Company's results of operations. For instance, results for the third quarter of fiscal 1997 were significantly affected by the shipment of a new version of FreeHand and the FreeHand Graphics Studio and by a decline in sales of Director in anticipation of a new version which was originally expected to be released in the fourth quarter of fiscal 1997. The release of the new version of Director was delayed in order for the Company to perform additional quality assurance testing before releasing the product to the market, causing a significant decline in expected fourth quarter revenue. If the Company does not ship new versions of its products as planned, or sales of existing versions decline, the Company's results of operations in a given quarter could be materially adversely affected.

         The Company's quarterly results of operations also vary significantly depending on the timing of product introductions by competitors, changes in pricing, execution of technology licensing agreements and the volume and timing of orders received during the quarter, which are difficult to forecast. The future operating results of the Company may fluctuate as a result of these and other factors, including the Company's ability to continue to develop innovative products, its product and customer mix and the level of competition. The Company's results of operations may also be affected by seasonal trends. A significant portion of the Company's operating expenses is relatively fixed, and planned expenditures are based primarily on sales forecasts. As a result, if revenues generated in the last few weeks of a quarter do not meet the Company's forecasts, operating results may be materially adversely affected. For example, in fiscal 1997, actual revenues were lower than plan revenues. Since operating expenses were budgeted based on plan revenues and the revenue shortfall was not mitigated by a decline in operating expenses, the Company experienced a substantial loss for fiscal 1997.

DEPENDENCE ON MACINTOSH PLATFORM

         To date, a majority of the Company's revenues has been derived from its products for the Macintosh. Although sales of the Company's products for Windows accounted for approximately 44% of the Company's total revenues in fiscal 1997 and are expected to become an increasingly important component of the Company's total revenues, the Company remains heavily dependent on the sale of products for the Macintosh platform. Apple Computer, Inc. continues to report declining sales of its Macintosh computers, substantial losses and additional restructurings. A continuing leveling off or decline in the sales rate of multimedia-capable Macintosh computers or shifts in mail-order or other distribution mechanism for Macintosh products could have a material adverse effect on the Company's results of operations.

DEPENDENCE ON DISTRIBUTORS

         A substantial majority of the Company's revenues is derived from the sale of its products through a variety of distribution channels, including traditional software distributors, educational distributors, VARs, OEMs, hardware and software superstores, retail dealers, mail order, and direct sales. Domestically, the Company's products are sold primarily through distributors, VARs and OEMs. In particular, one distributor, Ingram Micro, Inc., accounted for 24%, 21% and 23% of revenues in fiscal 1997, 1996 and 1995, respectively. Internationally, the Company's products are sold through distributors. The Company's resellers generally offer products of several different companies, including in some cases products that are competitive with the Company's products. There can be no assurance that the Company's resellers will continue to purchase the Company's products or provide them with adequate levels of support. In addition, the Company believes that certain distributors are reducing their inventory in the channel and returning unsold products to better manage their inventories. In addition, distributors are increasingly seeking to return unsold product, particularly when such products have been superseded by a new version or upgrade of a product. If the Company's distributors were to seek to return increasing amounts of products, such returns could have a material adverse effect on the Company's revenues and results of operations. The loss of, or a significant reduction in sales volume to, a significant number of the Company's resellers could have a material adverse effect on the Company's results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS

         Macromedia has grown in part because of combinations with other companies. In January 1995, Macromedia acquired Altsys Corporation, which developed the FreeHand graphic design and illustration product whose revenues prior to that date consisted primarily of royalties from Aldus Corporation, which had marketed FreeHand until January 1995, and revenues from Fontographer, software for creating and modifying fonts. In August 1995, the Company acquired Fauve Software, Inc., a developer of image editing software. In December 1995, the Company acquired OSC, a developer of digital audio production software. In March 1996, the Company acquired Iband, Inc., a developer of Internet Web site development tools. In December 1996, the Company acquired FutureWave Software, Inc., a developer of Internet graphics and animation software.

         Except for FreeHand, none of the acquired products has accounted for a significant portion of the Company's revenues to date. Additionally, there are integration risks associated with merging two companies including financial, administrative and cultural concerns. There can be no assurance that sales of the Company's existing products will either continue at historical rates or increase, or that new products introduced by the Company, whether developed internally or acquired, will achieve market acceptance. The Company's historical rates of growth should not be taken as indicative of growth rates that can be expected in the future.

INTENSE COMPETITION

         The markets for the Company's products are highly competitive and are characterized by pressure to reduce prices, incorporate new features and accelerate the release of new product versions. For example, the decrease in price of the Authorware Interactive Studio in the second quarter of fiscal 1997 led to an increase in unit sales but resulted in a decrease in revenue as the unit increase was not sufficient to offset the price decrease. A number of companies currently offer products that compete directly or indirectly with one or more of the Company's products. These companies include Adobe Systems Incorporated ("Adobe"), Aimtech Corporation, Apple Computer, Inc., Asymetrix Corporation, Autodesk, Inc., Corel Corporation ("Corel"), Microsoft Corporation ("Microsoft") and Strata Incorporated. Certain of the Company's competitors or potential competitors have significantly greater financial, management, technical and marketing resources than the Company. As the Company competes with larger competitors such as Adobe, Corel and Microsoft across a broader range of product lines, the Company may face increasing competition from such companies. The Company believes that the principal competitive factors in the graphic arts, multimedia and Web publishing tools categories are product features and quality, price, ease of use, brand name recognition, access to both physical and electronic distribution channels, reliability and quality of support services. In the event that price competition significantly increases, competitive pressures could cause the Company to reduce the prices of its products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on the Company's results of operations and financial condition. A variety of other potential actions by the Company's competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on the Company's results of operations. Although the Company believes that its principal products have achieved market acceptance, there can be no assurance that they will continue to do so. Furthermore, there is a possibility that new personal and network computer hardware platforms or new multimedia delivery systems may provide new entrants with opportunities to gain substantial market share in the graphic arts, multimedia or Web publishing tools market segment.

RAPIDLY CHANGING TECHNOLOGY

         The developing digital media, Internet and online services markets, and the personal computer industry in general are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. The Company must continuously update its existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render the Company's existing products obsolete. The Company's future prospects are highly dependent on its ability to increase the functionality of existing products in a timely manner and to develop new products that address new technologies and achieve market acceptance. Shorter product life cycles may lead to inventory obsolescence problems. In the fourth quarter of fiscal 1997, the Company was adversely affected by the delay in the release of the upgraded version of Director from the fourth quarter of fiscal 1997 to the first quarter of fiscal 1998. New products and enhancements must keep pace with competitive offerings, adapt to new platforms and emerging industry standards and provide additional functionality. There can be no assurance that the Company will be successful in these efforts. In addition, due to the uncertainties associated with the developing multimedia market, particularly with regard to the Internet and on-line environments, there can be no assurance that the Company will be able to forecast product demand accurately or to respond in a timely manner to changing technologies and customer requirements.

RISKS OF INTERNATIONAL OPERATIONS

         For the twelve months ended March 31, 1997, the Company derived approximately 51% of its total revenues from international sales. The Company expects that international sales will continue to generate a significant percentage of its total revenues. The Company relies on distributors for sales of its products in foreign countries and, accordingly, is dependent on their ability to promote and support the Company's products and, in some cases, to translate them into foreign languages. International business is subject to a number of special risks, including foreign government regulation, general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships, more prevalent software piracy, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, foreign currency risk and other factors beyond the control of the Company. As of April 1, 1996, the Company's revenues generated through international sales in certain European countries are denominated in local currency, while expenses continue to be denominated in the local currency of the countries in which the Company has offices. As a result of this program, the Company has entered into hedging contracts to protect it from exchange rate fluctuations. As of March 31, 1997, the contracts outstanding totaled $5,022,000. These contracts are of a short-term duration and the fair value of such contracts equals the market value as of March 31, 1997.

LIMITED BACKLOG

         Customers generally order on an as needed basis, and the Company normally ships products within a few weeks after receipt of an order. Accordingly, the Company has historically operated without a substantial backlog. From time to time, a disproportionate percentage of the Company's quarterly revenues is generated in the last few weeks of the quarter, which increases the difficulty in forecasting sales accurately. While the Company is attempting to increase its backlog, the absence of substantial backlog could limit the ability of the Company to plan production and inventory levels, which could lead to adverse fluctuations in results of operations.

DEVELOPING MULTIMEDIA MARKET

         The market for multimedia authoring tools is still developing and is dependent on the demand for multimedia applications. The demand for multimedia applications is dependent upon a number of variables, including the installed base of multimedia-capable personal computers, the widespread availability of digital media and the number of skilled developers writing applications. The demand for multimedia applications is also dependent upon the availability of developing online services and communications networks, including the Internet and emerging interactive cable television systems, and the integration of multimedia software with these online services and communications networks. In addition, the methods of distributing multimedia and other software continue to evolve. For instance, software products are now becoming directly accessible to the end-user via the Internet and commercial on-line services. The failure of the Company to keep pace with the changes in the multimedia software distribution channels could provide its competitors or new market entrants with an advantage in gaining widespread market acceptance of their products. Even if there is an increase in demand for multimedia applications, it is not expected that the demand for multimedia authoring tools will increase at the same rate. There can be no assurance that the market for multimedia applications or authoring tools will develop at the rate contemplated by the Company or that the demand for multimedia authoring tools will grow at a rate sufficient to support the Company's business plans.

RISK OF PRODUCT RETURNS

         The Company grants its distributors limited rights under a stock balancing policy to return unsold inventories of the Company's products in exchange for new purchases. The Company expects that the rate of new product introductions by participants in the multimedia software tools market segment will increase, which could lead to an increased rate of return of the Company's products. Although the Company provides allowances for anticipated product returns, and believes its existing policy results in the establishment of allowances that are adequate, and have been adequate in the past, there can be no assurance that product returns will not exceed such allowances in the future. In addition, the Company provides price protection to its distributors. Although the Company accrues for such price protection in its allowance for product returns, and such accruals have been adequate in the past, a decrease in the price of the Company's products could have a material adverse effect on the Company's results of operations. See "-- Dependence on Distributors."

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends to a significant degree upon the continued contributions of its key management, product development, sales, marketing and operations personnel. The Company does not maintain any key person life insurance policies. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's results of operations.

DEPENDENCE ON THIRD PARTY FOR MANUFACTURING AND SHIPPING

         The Company is dependent on a sole source, Stream International ("Stream"), for the manufacture and shipment of its finished products. The manufacture of the Company's products typically consists of duplicating diskettes, pressing CD-ROMs, printing manuals and packaging and assembling finished products, all of which are in accordance with the Company's specifications and forecasts. The Company currently performs quality assurance testing at its own facilities. Stream operates multiple facilities that are capable of serving the Company's needs, and the Company believes any alternative sources could not be implemented without undue delay. To date, the Company has not experienced any material difficulties or delays in the manufacture or assembly of its products or material returns due to product defects. Looking forward, the Company believes that manufacturing and shipping will include not only copying bits onto disks for physical distribution, but also copying bits onto servers for electronic distribution.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY

         The Company relies on a combination of copyright, trade secret, and trademark laws and employee third-party nondisclosure agreements to protect its intellectual property rights and products. The Company distributes its software under a "shrink-wrap" license agreement and generally does not obtain signed license agreements from its end users. There is a possibility that such shrink-wrap licenses may not be enforceable in certain jurisdictions. The Company uses a hardware lock-out device with respect to certain versions of its software that are sold internationally but otherwise does not copy-protect its software. It may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which software piracy of its products exists, software piracy can be expected to be a persistent problem. In addition, the laws of certain countries in which the Company's products are or may be distributed do not protect the Company's products and intellectual rights to the same extent as do the laws of the United States. The Company is a member of the Business Software Alliance (BSA) and the Software Publishers Association (SPA) and supports their efforts to stop the unauthorized distribution of software.

         The Company believes that software will increasingly become the subject of claims that such software infringes the rights of others. The Company believes that its products, intellectual property, and other proprietary rights do not infringe on the proprietary rights of third parties. From time to time, however, the Company has received communications from third parties asserting that features or contents of certain of the Company's products may infringe intellectual property rights of such third parties. To date, no such claim has resulted in litigation or in the payment of any claims, and the Company believes that the impact of any such known claims will be immaterial. However, as the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that its software increasingly will become the subject of claims that such software infringes the rights of others. There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. The Company licenses certain software products from other companies to create suites of multimedia products. There can be no assurance that upon the expiration of these licenses, such licenses will be available on reasonable terms or at all, or that similar products could be obtained to substitute into the suites.

FACTORS INHIBITING TAKEOVER

         The Company's Board of Directors can, without obtaining stockholder approval, issue shares of Preferred Stock having rights that could adversely affect the voting power of holders of the Company's Common Stock. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company. In addition, Section 203 of the Delaware General Corporation Law restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may delay, defer or prevent a change in control of the Company.

VOLATILITY OF STOCK PRICE

         The prices for the Company's Common Stock have fluctuated widely in the past. The management of the Company believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations, announcements of technical innovations or new products or services by Macromedia or its competitors, changes in earnings estimates by securities analysts and other factors, including changes in conditions of the personal computer industry in general and to a certain extent, the Internet market in particular. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. The trading prices of many high technology companies' stocks, including the stock of the Company, are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of the Company's stock will remain at or near its current level.

                              SELLING STOCKHOLDERS

         Each FutureWave Selling Stockholder acquired the shares of Common Stock offered by such Selling Stockholder hereby in connection with the Company's aquisition of FutureWave in which the FutureWave Selling Stockholders exchanged their capital stock of FutureWave for Common Stock of the Company. The Iband Selling Stockholder acquired the shares of Common Stock offered by such Selling Stockholder hereby in connection with the Company's acquisition of Iband, in which the Iband Selling Stockholder and the other stockholders of Iband, exchanged their capital stock of Iband for Common Stock of the Company. Except as described below, neither the Iband Selling Stockholder nor any FutureWave Selling Stockholder (together, the "Selling Stockholders") has had any position, office or other material relationship with the Company within the past three years.

FUTUREWAVE SELLING STOCKHOLDER EMPLOYMENT AGREEMENTS AND NONCOMPETITION
AGREEMENTS

         Under employment agreements with the Company, Jonathan Gay and Robert Tatsumi each agreed to serve for three years as employees of the Company. Each of Jonathan Gay, Robert Tatsumi, Linda Michelle Welsh and Charles Jackson also entered into noncompetition agreements with the Company.

IBAND SELLING STOCKHOLDER EMPLOYMENT AGREEMENT AND NONCOMPETITION AGREEMENT

         Under an employment agreement with the Company, Anthony Wood agreed to serve for two years as Vice President, Internet Authoring. Mr. Wood also entered into a noncompetition agreement with the Company.

FUTUREWAVE ESCROW AGREEMENT

         Under an Escrow Agreement (the "FutureWave Escrow Agreement") dated December 31, 1996, each FutureWave Selling Stockholder has placed 10% of his or her merger shares into escrow (the "FutureWave Escrow Shares") as security for the indemnification obligations of FutureWave and the FutureWave Selling Stockholders under the Agreement and Plan of Reorganization (the "FutureWave Plan") dated December 31, 1996 among the Company, FutureWave and the FutureWave Selling Stockholders. These indemnification obligations relate to a breach of the representations and warranties of FutureWave and the FutureWave Stockholders in the FutureWave Plan. The Company may seek indemnification regarding the breach of certain representations and warranties until December 31, 1997. The FutureWave Escrow Agreement expires on December 31, 1997 and all FutureWave Escrow Shares remaining will be released at that time. The maximum liability of the FutureWave Selling Stockholders to the Company under such indemnification obligations is limited to the shares and any other property held in escrow.

IBAND ESCROW AGREEMENT

         Under an Escrow Agreement (the "Iband Escrow Agreement") dated March 13, 1996, the Iband Selling Stockholder and one other stockholder of Iband had each placed 10% of his merger shares into escrow (the "Iband Escrow Shares") as security for the indemnification obligations of Iband and the Iband Selling Stockholders under the Agreement and Plan of Reorganization dated March 13, 1996 among the Company, Iband, the Iband Selling Stockholder and this other stockholder of Iband. The Iband Escrow Agreement expired on September 13, 1996 and all Iband Escrow Shares were released at that time.

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1997 by each Selling Stockholder named below. The following table assumes each Selling Stockholder sells all of the shares offered hereby. The Company is unable at this time to determine the exact number of shares that will actually be sold.

Name                                        Shares Beneficially                           Shares
                                           Owned Prior to Offering         Shares       Beneficially
                                           -----------------------         Being         Owned After
                                           Number           Percent       Offered          Offering       Percent
                                           ------           -------       -------          --------       -------
 Anthony Wood (1)                          483,541           1.2%          474,828            8,713         *

 Jackson Living Trust
 DTD July 15, 1992                         236,841             *           236,841             --           *

 Jonathan Gay                              236,841             *           236,841             --           *

 Robert Tatsumi                            31,578              *            31,578             --           *

 Linda Michelle Welsh                      94,736              *            94,736             --           *

____________________

     *    Less than 1%.

     (1) Includes 8,713 shares subject to options exercisable within 60 days of June 30, 1997.

                              PLAN OF DISTRIBUTION

         In connection with the Company's acquisition of Iband, the Company, certain stockholders of the Company, the Iband Selling Stockholder and certain other parties entered into and approved Amendment Number Six to the Company's Investor Rights Agreement (the "Agreement"). In connection with the Company's acquisition of FutureWave, the Company, certain stockholders of the Company and the FutureWave Selling Stockholders entered into and approved Amendment Number Seven to the Agreement. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Agreement. To the Company's knowledge, no Selling Stockholder has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

         The Selling Stockholders' shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. As part of the Agreement, the Selling Stockholders agreed that they would sell the shares of Common Stock offered hereby only in brokers' transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers' transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the Selling Stockholders will sell any of the shares that are subject to this Prospectus or that any Selling Stockholder will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. The Company has been advised by the Selling Stockholders that they have not, as of the date hereof, entered into any arrangement with a broker- dealer for the sale of shares. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         The Selling Stockholders have advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with Regulation M under the Exchange Act and, in connection therewith, the Selling Stockholders have agreed not to engage in any stabilization activity in connection with any securities of the Company and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. The Selling Stockholders have also agreed to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered and to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

         Regulation M under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of a distribution and it governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         Pursuant to the Agreement, no Selling Stockholder may sell any of the shares of Common Stock offered hereby without first submitting a written notice to the Company (the "Notice of Resale"). The Company must notify the Selling Stockholder as soon as practicable, but in no event more than five business days after receipt of the Notice of Resale whether it believes this Prospectus is current (with the Company using the five business day period to supplement this Prospectus or make an appropriate filing under the Exchange Act) or should be amended prior to use in connection with such sale (with the Company amending the Registration Statement as soon as practicable). With respect to the Iband Selling Stockholder, once the Company has notified the Iband Selling Stockholder that this Prospectus is available for use, the Iband Selling Stockholder will have 30 days (an "Iband Permitted Window") within which to sell shares of Common Stock. Pursuant to the Agreement, there will be a maximum of three Iband Permitted Windows for the Iband Selling Stockholder and there will be at least a 90-day interval between any two

Iband Permitted Windows. Under certain circumstances once in any twelve-month period, the Company is permitted to postpone the commencement of an Iband Permitted Window for up to 90 days after receipt of a Notice of Resale by the Iband Selling Stockholder. With respect to the FutureWave Selling Stockholders, once the Company has notified the FutureWave Selling Stockholders that this Prospectus is available for use, the FutureWave Selling Stockholders who made a request for sale may do so for the period commencing on the third business day after the release of the Company's quarterly or annual earnings report, as the case may be, to the public and ending thirty days before the end of the next fiscal quarter (a "FutureWave Permitted Window"). Under certain circumstances, the Company is permitted to postpone the commencement of a FutureWave Permitted Window. In addition, the Agreement provides that neither the Iband Selling Stockholder nor the FutureWave Selling Stockholders will sell pursuant to this Prospectus, within 12 months, after the effective date of the merger in which such Selling Stockholder's shares were received, 50% or more of such Selling Stockholder's received in such merger.

         This offering will terminate as to each Selling Stockholder on the earlier of the date on which all shares offered by such Selling Stockholder hereby may be sold under Rule 144 or the date on which all shares offered hereby have been sold by such Selling Stockholder. There can be no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Suite 800, Palo Alto, California 94306.

                                    EXPERTS

         The consolidated financial statements of Macromedia as of March 31, 1996 and 1997, and for each of the years in the three-year period ended March 31, 1997 included in the Company's Annual Report (Form 10-K) for the year ended March 31, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. KPMG Peat Marwick LLP did not audit the financial statements of Altsys Corporation, a company acquired by Macromedia in a business combination accounted for as a pooling of interests, as of and for the nine months ended September 30, 1994. Those financial statements were combined with the financial statements of Macromedia for the years ended March 31, 1995 and reflect total revenues constituting 10% in fiscal 1995 of the related consolidated totals. The Altsys Corporation financial statements were audited by Arthur Andersen LLP, whose report has been furnished to KPMG Peat Marwick LLP, and the opinion of KPMG Peat Marwick LLP, insofar as it relates to the amounts included for Altsys Corporation as of and for the nine months ended September 30, 1994, is based solely on the report of Arthur Andersen LLP.

================================================================================












                                MACROMEDIA, INC.




                              1,074,824 Shares of

                                  Common Stock













                              ____________________

                                   PROSPECTUS
                              ____________________













================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses to be paid by the Registrant in connection with this offering are as follows:



Securities and Exchange Commission registration fee                            $   1,671

Nasdaq National Market filing fee                                                 12,000

Accounting fees and expenses                                                      10,000

Legal fees and expenses                                                           10,000

Printing and Miscellaneous                                                         1,329



    Total                                                                        $35,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

         The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnification agreement; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act, and related laws; (iv) on account of conduct by a director that is finally adjudged to have been in bad faith or conduct that the director did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the director had reasonable cause to believe was unlawful; or
(vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         The indemnification agreement also provides for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable but indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. Contribution is not allowed in connection with a Section 16(b) judgment, an adjudication of bad faith or conduct that a director or executive officer did not reasonably believe to be in, or not opposed to, the best interests of the Registrant, or a proceeding arising out of conduct a director or executive officer had reasonable cause to believe was unlawful.

         The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

         The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act.

         As authorized by the Bylaws, the Registrant, with Board approval, has purchased director and officer liability insurance.

         L. John Doerr is indemnified by Kleiner Perkins Caufield & Byers in his capacity as a director of the Registrant.

         Reference is made to the Underwriting Agreement filed as Exhibit 1.01 to Registrant's Registration Statement on Form S-3 declared effective by the Commission on August 3, 1995 (No. 33-94748), the Underwriting Agreement filed as Exhibit 1.01 to Registrant's Registration Statement on Form S-1 declared effective by the Commission on December 10, 1993 (No. 33-70624) and to the following documents incorporated by reference herein as indicated below regarding relevant indemnification provisions described above:



                                          DOCUMENT
      1       --     Registrant's Amended and Restated Certificate of
                     Incorporation (incorporated herein by reference to Exhibit
                     4.01 to the Registrant's Registration Statement on Form
                     S-8 (File No. 33-89092) effective February 3, 1995).


      2       --     Registrant's Certificates of Amendment to Amended and
                     Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.02 to Registrant's Form 8A/A filed October 5, 1995).


      3       --     Registrant's Bylaws (incorporated herein by reference to
                     Exhibit 3.02 to the Registrant's Registration Statement on
                     Form S-1 (File No. 33-70624) declared effective December
                     10, 1993 (the "Form S-1")).

      4       --     Investor Rights Agreement, dated as of March 31, 1992, as
                     amended April 1, 1992, between the Registrant and various investors (incorporated herein by reference to Exhibit
                     4.01 to the Form S-1).

      5       --     Amendment to Investor Rights Agreement effective January
                     20, 1995 (incorporated herein by reference to Exhibit 4.02 to the Registrant's Annual Report on Form 10- K for the fiscal year ended March 31, 1995).

      6       --     Amendment Number Three to Investor Rights Agreement
                     effective July 12, 1995 (incorporated herein by reference to Exhibit 4.03 to the Registrant's Quarterly Report on
                     Form 10-Q for the quarter ended June 30, 1995).

      7       --     Amendment Number Four to Investor Rights Agreement
                     effective August 31, 1995 (incorporated herein by reference to Exhibit 4.04 to the Registrant's Amendment
                     No. 1 to Form 8-A filed October 5, 1995).

      8       --     Amendment Number Five to Investor Rights Agreement
                     effective December 2, 1995. (incorporated herein by reference to Exhibit 4.06 to the Registrant's Registration
                     Statement on Form S-3 declared effective February 8,
                     1996).

      9       --     Amendment Number Six to Investor Rights Agreement
                     effective March 14 1996.  (filed as Exhibit 4.06 to the
                     Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1996).

     10       --     Amendment No. Seven to Investor Rights Agreement effective
                     December 31, 1996 (filed as exhibit 4.07 to the
                     Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

     11       --     Form of Indemnification Agreement (incorporated herein by
                     reference to Exhibit 10.8 to the Form S-1).
ITEM 16.  EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference herein:


EXHIBIT
NUMBER                                     EXHIBIT TITLE
------                                     -------------
 2.01        --     Agreement and Plan of Reorganization by and among the Registrant, Authorware, Inc. and MacroMind/Paracomp,
                    Inc., dated as of February 28, 1992, and certain exhibits thereto (incorporated herein by reference to
                    Exhibit 2.01 to the Form S-1).

 2.02        --     Agreement and Plan of Reorganization among MacroMind, Inc., Paracomp, Inc. and Certain Shareholders of
                    Paracomp, Inc. dated August 21, 1991, as amended October 11, 1991 and certain exhibits thereto (incorporated herein by  reference to Exhibit 2.02 to the Form S-1).

 2.03        --     Agreement and Plan of Reorganization dated October 26, 1994, between the Registrant and Altsys Corporation
                    (incorporated herein by reference to Exhibit 2.03 to the Registrant's Registration Statement on Form S-4
                    (File No. 33-87264) declared effective on December 14, 1994).

 2.04        --     Agreement of Merger and Articles of Merger dated January 20, 1995 entered into by the Registrant and Altsys
                    Corporation (incorporated herein by reference to Exhibit 2.04 to the Registrant's Quarterly Report on Form
                    10-Q for the quarter ended December 31, 1994).

 2.05        --      Agreement and Plan of Reorganization dated as of August 30, 1995, by and between Macromedia and Fauve and related documents.  (Incorporated herein by reference to

                    Exhibit 2.01 to the Registrant's Current Report on Form 8-K dated August 31, 1995 (the "Fauve 8-K")).

 2.06        --     Agreement of Merger dated as of August 30, 1995, by and between Macromedia and Fauve (Incorporated herein by reference to Exhibit 2.02 to the Fauve 8-K.)

 4.01        --     Investor Rights Agreement, dated as of March 31, 1992, as amended April 1, 1992, between the Registrant and various investors (incorporated herein by reference to Exhibit 4.02 to the Form S-1).

 4.02        --     Amendment Number Two to Investor Rights Agreement effective January 20, 1995 (incorporated herein by reference to Exhibit 4.02 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

 4.03        --     Amendment Number Three to Investor Rights Agreement effective July 12, 1995 (incorporated herein by reference to Exhibit 4.03 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995).

 4.04        --     Amendment Number Four to Investor Rights Agreement effective August 30, 1995 (incorporated herein by reference to Exhibit 4.04 to the Registrant's Amendment No. 1 to Form 8-A filed October 5, 1995).

 4.05        --     Amendment Number Five to Investor Rights Agreement effective December 2, 1995 (incorporated herein by reference to Exhibit 4.06 to the Registrant's Registration Statement on Form S-3 declared effective February 8, 1996).

4.06         --     Amendment Number Six to Investor Rights Agreement, effective March 14, 1996 (incorporated herein by reference to exhibit 4.06 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1996).

4.07         --     Amendment Number Seven to Investor Rights Agreement, effective December 31, 1996 (incorporated herein by reference to Exhibit 4.07 to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31,
                    1997).

5.01         --     Opinion of Fenwick & West regarding the legality of the securities being issued.

23.01        --     Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.02        --     Consent of Fenwick & West (included in Exhibit 5.01).

23.03        --     Consent of Arthur Andersen LLP.

24.01        --     Power of Attorney (see page II-6).

ITEM 17.         UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 24th day of July, 1997.

                                          MACROMEDIA, INC.

                                          By: /s/  John C. Parsons, Jr.
                                             ----------------------------------
                                          John C. Parsons, Jr.
                                          Vice President of  Finance Operations,
                                          Chief Financial Officer and Secretary

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert K. Burgess and John C. Parsons, Jr., and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                         TITLE                                   DATE
---------                                         -----                                   ----
PRINCIPAL EXECUTIVE OFFICER:

/s/ Robert K. Burgess                        President and Director                   July 24, 1997
----------------------------------
Robert K. Burgess

PRINCIPAL FINANCIAL OFFICER AND
  PRINCIPAL ACCOUNTING OFFICER:

/s/ John C. Parsons, Jr.                     Vice President of Finance Operations     July 24, 1997
----------------------------------           and Chief Financial Officer
John C. Parsons, Jr.

ADDITIONAL DIRECTORS:

/s/ John C. Colligan                         Director                                 July 24, 1997
----------------------------------
John C. Colligan

                                             Director                                 July __, 1997
----------------------------------
Kevin F. Crowder

/s/ L. John Doerr                            Director                                 July 24, 1997
----------------------------------
L. John Doerr

/s/ John (Ian) Giffen                        Director                                 July 24, 1997
----------------------------------
John (Ian) Giffen

/s/ C. Richard Kramlich                      Director                                 July 24, 1997
----------------------------------
C. Richard Kramlich

/s/ John C. Laing                            Director                                 July 24, 1997
----------------------------------
John C. Laing

/s/ Donald L. Lucas                          Director                                 July 24, 1997
----------------------------------
Donald L. Lucas

/s/ William B. Welty                         Director                                 July 24, 1997
----------------------------------
William B. Welty

/s/ James R. Von Ehr II                      Director                                 July 24, 1997
----------------------------------
James R. Von Ehr II

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                                             EXHIBIT TITLE                                             PAGE
------                                                             -------------                                             ----
2.01                  --              Agreement and Plan of Reorganization by and among the Registrant,
                                      Authorware, Inc. and MacroMind/Paracomp, Inc., dated as of February 28,
                                      1992, and certain exhibits thereto (incorporated herein by reference to
                                      Exhibit 2.01 to the Form S-1).

2.02                  --              Agreement and Plan of Reorganization among MacroMind, Inc., Paracomp,
                                      Inc. and Certain Shareholders of Paracomp, Inc. dated August 21, 1991, as amended October 11, 1991 and certain exhibits thereto (incorporated herein by  reference to Exhibit 2.02 to the Form S-1).

2.03                  --              Agreement and Plan of Reorganization dated October 26, 1994, between the
                                      Registrant and Altsys Corporation (incorporated herein by reference to
                                      Exhibit 2.03 to the Registrant's Registration Statement on Form S-4
                                      (File No. 33-87264) declared effective on December 14, 1994).

2.04                  --              Agreement of Merger and Articles of Merger dated January 20, 1995 entered into by the Registrant and Altsys Corporation (incorporated herein by reference to Exhibit 2.04 to the Registrant's Quarterly Report
                                      on Form 10-Q for the quarter ended December 31, 1994).

2.05                  --              Agreement and Plan of Reorganization dated as of August 30, 1995, by and between Macromedia and Fauve and related documents.  (Incorporated herein by reference to Exhibit 2.01 to the Registrant's Current Report on Form 8-K dated August 31, 1995 (the "Fauve 8-K")).

2.06                  --              Agreement of Merger dated as of August 30, 1995, by and between
                                      Macromedia and Fauve.  (Incorporated herein by reference to Exhibit 2.02 to the Fauve 8-K.)

4.01                  --              Investor Rights Agreement, dated as of March 31, 1992, as amended April
                                      1, 1992, between the Registrant and various investors (incorporated herein by reference to Exhibit 4.02 to the Form S-1).

4.02                  --              Amendment Number Two to Investor Rights Agreement effective January 20,
                                      1995 (incorporated herein by reference to Exhibit 4.02 to the
                                      Registrant's Annual Report on Form 10-K for the fiscal year ended March
                                      31, 1995).

4.03                  --              Amendment Number Three to Investor Rights Agreement effective July 12,
                                      1995 (incorporated herein by reference to Exhibit 4.03 to the
                                      Registrant's Quarterly Report on Form 10-Q for the quarter ended June
                                      30, 1995).

4.04                  --              Amendment Number Four to Investor Rights Agreement effective August 31,
                                      1995 (incorporated herein by reference to Exhibit 4.04 to the
                                      Registrant's Amendment No. 1 to Form 8-A filed October 5, 1995).

4.05                  --              Amendment Number Five to Investor Rights Agreement effective December 2,
                                      1995 (incorporated herein by reference to Exhibit 4.06 to the
                                      Registrant's Registration Statement on Form S-3 declared effective
                                      February 8, 1996).

4.06                  --              Amendment Number Six to Investor Rights Agreement, effective March 14,
                                      1996 (incorporated herein by reference to exhibit 4.06 to the
                                      Registrant's Annual Report on Form 10-K for the fiscal year ended March
                                      31, 1996).

EXHIBIT
NUMBER                                                            EXHIBIT TITLE                                              PAGE
------                                                            -------------                                              ----
4.07                  --              Amendment Number Seven to Investor Rights Agreement, effective December 31,
                                      1996 (incorporated herein by reference to Exhibit 4.07 to the Registrant's
                                      Annual Report on Form 10-K for the fiscal year ended March 31, 1997).
5.01                  --              Opinion of Fenwick & West regarding the legality of the securities being issued.
23.01                 --              Consent of KPMG Peat Marwick LLP, Independent Auditors.
23.02                 --              Consent of Fenwick & West (included in Exhibit 5.01).
23.03                 --              Consent of Arthur Andersen LLP
24.01                 --              Power of Attorney (see page II-6).